Exhibit 4.8

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF, UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER, SALE, OR DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON THE EXPIRATION DATE (AS DEFINED HEREIN).

No. 01	Date of Issuance: March 25, 2014

WATFORD HOLDINGS LTD.

WARRANT TO PURCHASE 975,503
COMMON SHARES, PAR VALUE $0.01 PER SHARE

For VALUE RECEIVED, Arch Reinsurance Ltd. (the “Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”), at any time commencing upon the earlier of the consummation the IPO or the Listing and ending not later than 5:00 P.M., Eastern time, on the date that is the sixth anniversary of either the Date of Issuance set forth above or, if subsequent to the Date of Issuance, the date of the final closing in connection with the Private Placement, as contemplated by the PPM (the “Expiration Date”), 975,503 (the “Warrant Shares”) of the Company’s common shares, par value $0.01 per share (the “Common Shares”), at a price per Warrant Share equal to the Warrant Price (as defined in Section 8 hereof). As used herein, (i) “IPO” means the first public offering by the Company of its Common Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) “Listing” means the listing of the Common Shares on a securities exchange registered as a “national securities exchange” under Section 6 of Securities Exchange Act of 1934, as amended, (iii) “Private Placement” means the Company’s private placement of Common Shares conducted pursuant to Regulation D under the Securities Act, and (iv) “PPM” refers to the Company’s Confidential Private Placement Memorandum, dated January 2014 (as supplemented by the Supplement to Confidential Private Placement Memorandum dated March 14, 2014), related to the Private Placement. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. In connection with the issuance of this Warrant, the Warrantholder has completed and delivered to the Company an investor letter, dated as of the Date of Issuance (the “Investor Letter”).

Section 1.       Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.       Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.       Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant, in whole or in part, at any time commencing upon the earlier of the consummation of the IPO or the Listing and prior to the Expiration Date upon surrender of the Warrant, together with delivery of a duly executed notice of exercise, in the form attached hereto as Appendix 1 (the “Notice of Exercise”) and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cashless exercise as provided below) of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or the date evidence of loss, theft or destruction thereof and security or indemnity reasonably satisfactory to the Company has been provided to the Company), the Warrant Price shall have been paid and the completed Notice of Exercise shall have been delivered. Subject to compliance with Section 4 hereof, the Warrant Shares so purchased shall be issued in book-entry form (unless the Warrantholder requests that the Warrant Shares be issued in certificated form) and delivered to the Warrantholder within a reasonable time, not exceeding five (5) business days, after this Warrant shall have been so exercised. The Warrant Shares (and, if applicable, certificates representing the Warrant Shares) so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, as specified in the Notice of Exercise. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of the Warrant Shares (and, if applicable, certificates representing the Warrant Shares), deliver to the Warrantholder a new Warrant representing the right to purchase the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City and Bermuda are open for the general transaction of business. Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in the Investor Letter of the Warrantholder are true and correct.

Section 4.       Compliance with the Securities Act. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant, and, if required, a similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary. For the avoidance of doubt, (i) the Warrant Shares will be considered “Registrable Securities” for purposes of the Common Share Registration Rights Agreement, dated as of March 25, 2014, by and among the Company, the Warrantholder and the other parties named therein (the “Registration Rights Agreement”) and will be entitled to the registration rights set out therein, and (ii) pursuant to the Registration Rights Agreement, the Warrantholder shall not be required to exercise this Warrant in order to have the Registrable Securities underlying this Warrant registered for sale, and immediately prior to the consummation of such sale such Warrantholder may either (a) exercise this Warrant or (b) in connection with an underwritten Piggyback Registration or Shelf Underwritten Offering (each as defined in the Registration Rights Agreement), if the relevant underwriters agree, transfer this Warrant to such underwriters, subject to Section 2 hereof.

Section 5.       Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for all other taxes, including income taxes due under federal, state or other law, if any such tax is due.

Section 6.       Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon surrender and cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity with respect thereto, if requested by the Company; provided that, with respect to an initial Warrantholder and its affiliates, a written indemnity agreement shall be satisfactory.

Section 7.       Reservation of Common Shares. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Common Shares, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of this Warrant in accordance with the terms hereof shall be, at the time of delivery of such Warrant Shares, duly authorized, validly issued and fully paid Common Shares of the Company, and such Warrant Shares will be non-assessable Common Shares of the Company such that no further sums will be required to be paid by the holders thereof in connection with the issue thereof.

Section 8.       Warrant Price; Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price shall be determined, and the Warrant Price and number of

Warrant Shares subject to this Warrant shall be subject to adjustment from time to time, as set forth hereinafter.

(a)       On each date this Warrant is exercised pursuant to the terms hereof, the Warrant Price per Warrant Share shall be determined as set forth in Exhibit A (as such dollar amount per share may be adjusted pursuant to this Section 8, the “Warrant Price”).

(b)       If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Shares in Common Shares, subdivide its issued and outstanding Common Shares into a greater number of shares or combine its issued and outstanding Common Shares into a smaller number of shares or issue by reclassification of its issued and outstanding Common Shares any of its share capital (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing company), then the number of Warrant Shares purchasable upon exercise of this Warrant shall be adjusted by multiplying the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to (but not including) the date on which such change shall become effective by a fraction, the numerator of which is shall be the number of Common Shares outstanding immediately after giving effect to such change and the denominator of which shall be the number of Common Shares outstanding immediately prior to such change. Such adjustments shall be made successively whenever any event listed above shall occur.

(c)       If any (i) capital reorganization or reclassification of the share capital of the Company, (ii) consolidation, amalgamation or merger of the Company with another company in which the Company is not the survivor, (iii) sale, transfer or other disposition of all or substantially all of the Company’s assets to another company or (iv) purchase offer, tender offer or exchange offer pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other shares, securities or assets and such offer has been accepted by the holders of more than 50% of the outstanding Common Shares (each a “Fundamental Transaction”), shall be effected, then, as a condition of such Fundamental Transaction, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, the highest amount of such shares, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such Fundamental Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor company (if other than the Company) resulting from such consolidation, amalgamation or merger, or the company purchasing or otherwise acquiring such assets or other appropriate company or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, shares, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to any successive Fundamental Transactions. Notwithstanding the foregoing, in the event of a Fundamental Transaction, other than one in which a successor entity (a “Public Successor”) whose common equity is quoted or listed for trading on an Eligible Market (as defined below) assumes this Warrant and the Warrant Shares immediately theretofore issuable upon exercise of the Warrant may be exercisable for the publicly traded common equity of such Public Successor, at the request of the Warrantholder delivered before the 90th day after such Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Warrantholder by paying to the Warrantholder, within five business days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount determined by taking the product obtained by multiplying (i) the greater of (A) the highest amount of consideration per Common Share to be received by any shareholder of the Company upon consummation of such Fundamental Transaction and (B) the average of the daily VWAP during the seven consecutive trading days preceding the date on which such Fundamental Transaction was first publicly announced (as adjusted for share dividends, share splits, share combinations, reverse share splits or other similar transactions) by (ii) the aggregate number of Common Shares into which this Warrant was exercisable immediately prior to such consummation (without regard to any limitations on the exercise of this Warrant) and subtracting from such product an amount equal to the product obtained by multiplying the Warrant Price then in effect by the aggregate number of Common Shares into which this Warrant is then exercisable (without regard to any limitations on the exercise of this Warrant). For purposes of this paragraph, (i) “VWAP” means, for any trading day, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg Page LRP Equity AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one Common Share on such trading day as determined by the Board of Directors of the Company in good faith in a commercially reasonable manner, using a volume-weighted average price method; provided that, in making a volume-weighted average price determination, the Board of Directors of the Company may rely conclusively on the determination of daily volume-weighted average price for such trading day made by an independent nationally recognized securities dealer selected by the Board of Directors of the Company; and (ii) “Eligible Market” means The New York Stock Exchange, Inc., NYSE MKT LLC or The NASDAQ Global Select Market.

(d)       An adjustment to the Warrant Price or number of Warrant Shares purchasable upon exercise of this Warrant shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)       In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any share capital of the Company other than Common Shares, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9.       Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional Common Share would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional Common Share on the date of exercise. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (i) if the Common Shares are then listed on the New York Stock Exchange or any other national securities exchange, the closing sale price of one Common Share on such exchange on the last trading day prior to the Valuation Date; (ii) if the Common Shares are then quoted on the Over-the-Counter Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one Common Share on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (iii) if the Common Shares are not then listed on a national securities exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one Common Share as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Warrantholder. If the Common Shares are not then listed on a national securities exchange, the Bulletin Board or such other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a Common Share as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value in respect of subpart (iii) of this paragraph, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder.

Section 10.       Benefits. Nothing in this Warrant shall be construed to give any person, firm or company (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11.       Notices to Warrantholder. Upon the occurrence of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder as provided in Section 19, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 12.       Identity of Transfer Agent. The Transfer Agent for the Common Shares is American Stock Transfer & Trust Company LLC. Upon the appointment of any subsequent transfer agent for the Common Shares or other shares of the Company’s share capital issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13.      Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 14.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WARRANT.

Section 15.       Cashless Exercise; Cash Settlement.

(a)       Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the Common Shares to be acquired, Common Shares of equal value to the value of this Warrant, or any specified portion hereof, by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with a Notice of Exercise, duly executed, to the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable Common Shares as is computed using the following formula:

X = Y	x (A – B) A

where:

X =	the number of Common Shares to which the Warrantholder is entitled upon such cashless exercise;

Y =	the total number of Common Shares covered by this Warrant for which the Warrantholder has surrendered purchase rights at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares as to which the purchase rights are to be cancelled as payment therefor);

A =	volume weighted average price per Common Share for the 20 trading days immediately prior to (but not including) the date of exercise; and

B =	the Warrant Price in effect under this Warrant at the time the net issue election is made.

(b)       Notwithstanding any other provision contained herein to the contrary, the Warrantholder may request to receive a cash payment, in lieu of receiving Warrant Shares, by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with a Notice of Exercise, duly executed, to the Company. Upon receipt of such request, the Company may, at the Company’s option and in its sole discretion, elect to pay to the Warrantholder, in respect of the full portion of this Warrant then being exercised by the Warrantholder, cash in an amount computed using the following formula:

X = Y x (A – B)

where:

X =       the cash amount to which the Warrantholder is entitled upon the Company’s election to effect a cash settlement in respect of such exercise (the “Cash Settlement Amount”);

Y =       the total number of Common Shares covered by this Warrant for which the Warrantholder has surrendered purchase rights at such time for exercise;

A =       volume weighted average price per Common Share for the 20 trading days immediately prior to (but not including) the date of exercise; and

B =       the Warrant Price in effect under this Warrant at the time of exercise.

The Company shall deliver a notice to the Warrantholder indicating whether the Company elects to effect a cash settlement pursuant to this Section 15(b) not later than the second business day following the related exercise date. If the Company does not deliver such a notice within such time period, the Company will be deemed not to have elected to effect a cash settlement. The Cash Settlement Amount in respect of any exercise of this Warrant shall be paid to the Warrantholder within five (5) business days after the related exercise date. If the Company does not elect, or is deemed not have elected, to effect a cash settlement, the Warrantholder shall be deemed to have elected a cashless exercise pursuant to Section 15(a) in respect of the full portion of this Warrant then being exercised by the Warrantholder.

Section 16.       No Rights as Shareholder. Prior to the exercise of this Warrant, the Warrantholder shall not have, and may not exercise, any rights as a shareholder of the Company by virtue of its ownership of this Warrant.

Section 17.       Amendment; Waiver. This Warrant is one of a series of Warrants of like tenor issued by the Company in connection with the Private Placement and as described in the PPM (collectively, the “Private Placement Warrants”). Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant)

upon the written consent of the Company and the holders of Private Placement Warrants representing at least 66⅔% of the number of Common Shares then subject to all outstanding Private Placement Warrants; provided, that (x) any such amendment or waiver must apply to all Private Placement Warrants; and (y) the number of Warrant Shares subject to this Warrant, the Warrant Price and the Expiration Date may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Warrantholder. For the avoidance of doubt, to the extent following the Date of Issuance the Company conducts one or more additional closings in connection with the Private Placement, as contemplated by the PPM, any Warrants issued in connection with such additional closings shall be deemed to be Private Placement Warrants for purposes of this Warrant.

Section 18.       Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 19.       Notices. All notices, requests and other communications to any party hereto hereunder shall be in writing (including facsimile or similar writing) and shall be given,

If to the Company:

Watford Holdings Ltd.
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attention: John Rathgeber, Chief Executive Officer
Telecopier No.: (441) 278-3451
Telephone No.: (441) 278-3450

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375

Telephone No.: (212) 878-8063

If to an initial Warrantholder, to the address provided to the Company in the Investor Letter in connection with its investment in the Warrants;

If to a transferee Warrantholder, to the address of such Warrantholder set forth in the transfer documentation provided to the Company;

or such other address or facsimile number as any such party (or transferee) may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 19 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 19.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 25th day of March, 2014.

WATFORD HOLDINGS LTD.

By:	/s/ John Rathgeber
	Name:	John Rathgeber
	Title:	Chief Executive Officer

[Signature Page to Warrant No. 1]

Appendix 1

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase Common Shares/receive cash under the foregoing Warrant)

To Watford Holdings Ltd.:

The undersigned is the Holder of Warrant No. _____ (the “Warrant”) issued by Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”). As a condition to this exercise, the undersigned Holder hereby represents and warrants to the Company that the representations and warranties set forth in the Investor Letter are true and correct in all material respects as of the date hereof as if they had been made on such date with respect to the Warrant Shares. The undersigned Holder further acknowledges that the sale, transfer, assignment or hypothecation of the Warrant Shares to be issued upon any exercise of this Warrant is subject to the terms and conditions contained in the Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of __________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

_____ “Cash Exercise” under Section 3

_____ “Cashless Exercise” if permitted under Section 15(a)

Alternatively, the Holder requests that payment of the Exercise Price be made as:

_____ “Cash Settlement” if permitted under Section 15(b)

4.	If the holder has elected a Cash Exercise, the holder shall pay the sum of $__________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the holder __________ Warrant Shares or, to the extent the holder has requested a Cash Settlement, the Company may, at the Company’s option and in its sole discretion, elect to pay $_____ in cash in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of __________ Warrant Shares.

Dated: __________, ____	Name of Holder:
(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Taxpayer Identification Number:

ACKNOWLEDGED AND AGREED TO this ____ day of __________, 20__

WATFORD HOLDINGS LTD.

By:
Name:
Title:

Exhibit A

On each date this Warrant is exercised pursuant to the terms hereof (each an “Exercise Date”), the Warrant Price per Warrant Share shall be determined so that, if this Warrant and the other Private Placement Warrants then outstanding were exercised in full on such Exercise Date in respect of the Common Shares then subject to this Warrant and such Private Placement Warrants, the Initial Common Shareholders would achieve a target return from and after the Initial Closing Date, through and including such Exercise Date, of 15.0% per annum compounded annually (the “Target Return”), assuming all Initial Common Shareholders purchased their Initial Common Shares on the Initial Closing Date.

The Target Return shall be calculated in a manner consistent with the illustrative strike price calculation set forth below and shall be based on (i) the aggregate purchase price paid for the Initial Common Shares by the Initial Common Shareholders, and (ii) the market value of the Initial Common Shares (i.e., the trading price of the Common Shares multiplied by the number of Initial Common Shares) that would be necessary for the Initial Common Shareholders to achieve the Target Return if the Initial Common Shareholders disposed of the Initial Common Shares on the applicable Exercise Date.

As used herein, (i) “Initial Common Shares” means the aggregate number of Common Shares offered and sold by the Company in the Private Placement, including the 22,682,875 Common Shares issued or irrevocably subscribed for on the Initial Closing Date and any Common Shares issued in connection with any subsequent closing, as contemplated by the PPM, (ii) “Initial Common Shareholders” means the original purchasers of the Initial Common Shares in the Private Placement and (iii) “Initial Closing Date” means March 25, 2014.

The following illustrative strike price calculation shows the calculation of the Warrant Price assuming (i) an Exercise Date on the second anniversary of the Initial Closing Date, (ii) 22,682,875 Initial Common Shares are sold in the Private Placement at $40.00 per share, and (iii) outstanding Private Placement Warrants covering an aggregate of 1,704,691 Common Shares:

Illustrative strike price calculation

		Label	Formula
Daily Strike Price Calculation
Initial equity before formation costs ($)	$907,315,000	A
Initial Closing Date	3/25/2014	B
Initial Common Shares	22,682,875	C
Warrants ownership	6.99%	D
BVPS at Initial Closing Date	$40.0		A / C

Assumed Exercise Date	3/25/2016	E
Years from Initial Closing Date	2.0 yrs	F	F = (E - B) / 365
Target Return	15.0%	G

Market value of equity necessary to reach 15% target return ($)	$1,199,924,088	H	H = A * (1 + G) ^ F
Strike price	$52.9	I	H / C

Share Count Post-Exercise
Original shares	22,682,875	C
New shares issued to warrant holders	1,704,691	J	J = C / (1-D) * D
Pro forma shares	24,387,566	K	K = C + J

Illustration of Warrant Value if “In the Money” and Exercised
(Assumes stock price @ 3/25/2016 is greater than or equal to strike price)			≥I
Cost to exercise warrants ($)	$90,178,153.9	L	L = J * I

If the Company pays or makes a dividend or distribution on its Common Shares in Common Shares, subdivides its outstanding Common Shares into a greater number of shares or combines its outstanding Common Shares into a smaller number of shares or issues by reclassification of its outstanding Common Shares any of its share capital (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing company), then the number of Initial Common Shares shall be adjusted to reflect such dividend, distribution, subdivision, combination or issuance.

If the Company pays or makes a dividend or distribution to all holders of Common Shares of evidences of indebtedness or assets (including cash dividends or cash distributions but excluding dividends or distributions in Common Shares), or subscription rights or warrants, the calculation of the Target Return shall also take into account the fair market value (as determined by the Company’s Board of Directors in good faith) of such evidences of indebtedness or assets, or of such subscription rights or warrants, paid or made on the Initial Common Shares as of the date of such dividend or distribution.